Exhibit 4(r)
INDEXED FIXED ACCOUNT RIDER
This Rider (“Rider”) becomes a part of the policy to which it is attached (“Policy”). All terms of the Policy that do not conflict with this Rider’s terms apply to this Rider.
Rider Benefit Summary – This Rider adds one or more Investment Options to your Policy. Each such Investment Option is called an Indexed Fixed Account, and, along with the Fixed Accounts offered under the Policy, is part of our general account. For ease of reference an Indexed Fixed Account may also be referred to as an “Indexed Account”. With this Rider, the Policy’s Accumulated Value is the sum of:
•	the Variable Accumulated Value in the Variable Accounts; plus
•	the Fixed Accumulated Value in the Fixed Accounts; plus
•	the Indexed Fixed Accumulated Value in the Indexed Accounts; plus
•	the Loan Account Value
The Accumulated Value under the Policy is used to calculate the Policy’s Death Benefit (including any Minimum Death Benefit), Net Amount at Risk and charges.
The Variable Accounts are part of our Separate Account. The Fixed Accounts and the Indexed Accounts are part of our general account, not part of our Separate Account. The Variable Accumulated Value and the Fixed Accumulated Value are described in the Policy. The Indexed Fixed Accumulated Value (also referred to as the “Indexed Accumulated Value”) is equal to the sum of the values of each Indexed Account (see Indexed Account Value).
You may designate a portion of each Net Premium or loan repayment for transfer to an Indexed Account. The amount so designated will first be deposited to the Fixed Account. You may also, by Written Request, instruct us to transfer a designated amount from the Fixed Account to an Indexed Account. The amount you designate for transfer to the Indexed Account, whether resulting from a Net Premium, loan repayment, other Written Request, will then be transferred from the Fixed Account to the Indexed Account on the next Segment Start Date, provided such transfer will be limited to the Fixed Account balance. Any amounts held in the Fixed Account prior to transfer to an Indexed Account will earn interest at a fixed rate of interest not less than the Fixed Account Guaranteed Interest Rate shown in the Policy Specifications.
Each transfer to the Indexed Account creates a Segment which earns interest, based in part on the growth rate of the Index. The growth rate of the Indexed Account has an upper limit (the Growth Cap), and a lower limit (the Segment Guaranteed Interest Rate) as shown in the Policy Specifications. Additional information, key definitions, and the various Rider provisions are included below.
Rider Charge – There is a monthly charge for this Rider (“Rider Charge”). The Rider Charge is the sum of the Rider Charge for each Indexed Account, which is equal to the Monthly Rider Charge Rate for that Indexed Account, as shown on the Policy Specifications, multiplied by the value of that Indexed Account as of the Monthly Payment Date. The Rider Charge is part of the Monthly Deduction assessed against the Policy’s Accumulated Value. Monthly Deductions, as well as any other deductions from the Policy’s Accumulated Value, are taken from the Policy’s Fixed Accumulated Value and Variable Accumulated Value until they are exhausted. Any further deduction is taken from the Indexed Accumulated Value, as described in the Segment Deductions provision.
INDEXED ACCOUNTS
Indexed Accounts – You may allocate all or a portion of your Policy’s Accumulated Value to one or more policy accounts, each referred to as an “Indexed Account”, for which values will vary over time based, in part, on the change in value of an external index (“Index”). The Indexed Accounts available as of the Policy Date, as well as how credits based on the Index are calculated, are shown in the Policy Specifications. We reserve the right to add additional Indexed Accounts or to cease offering one or more of the Indexed Accounts at any time. In such case, we will notify you of the change at your last known address. In calculating the change in value of the Index, we use the Closing Value of the Index.

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Closing Value – By Closing Value of the Index, we mean the value of the Index as of the close of the New York Stock Exchange, which is usually 4:00 p.m. Eastern time. If no Closing Value is published for a given day, we will use the Closing Value for the next day for which the Closing Value is published.
SEGMENT OVERVIEW
Segments – Your Policy’s value in an Indexed Account is divided into Segments. Each Segment represents a transfer of policy value from the Fixed Account to the Indexed Account.
Segments are credited with interest and comprise a portion of the Policy’s Accumulated Value. This is a summary of how Segments work:
•	Segment Creation – A new Segment is created when there is an allocation to an Indexed Account. The Segment will continue until the end of the Segment Term.
•	Segment Value Change – Over the Segment Term, the Segment will grow with the Segment Guaranteed Interest and be reduced by Segment Deductions.
•	Segment Deductions – Over the Segment Term, money may be deducted from the Segments for the Policy’s Monthly Deductions, and for withdrawals or transfers from the Fixed Option that are described in the Policy for computing the Fixed Accumulated Value.
•	Segment Indexed Interest – Based on the performance of the Index, additional interest may be credited to the Segment at the end of the Segment Term.
•	Segment Maturity – At the end of a Segment Term, the Segment Maturity Value is reallocated, based on your instructions, to any Investment Option. If the Investment Option you elect is an Indexed Account, a new Segment is created in that Indexed Account.
SEGMENT CREATION AND TRANSFERS
Segment Creation – A new Segment is created when there is a transfer to an Indexed Account. The date of the transfer is called the Segment Start Date or Segment Date. Segment Months and Segment Years are measured from this date. Each Segment in each Indexed Account will have its own Growth Cap and Participation Rate. These values for a particular Segment are the values in effect on the Segment Date. The values in effect as of the Policy Date are shown in the Policy Specifications. If these values change, you will be notified in the Annual Report or other written notice.
Segment Start Dates – Segment Start Dates are the dates as of which transfers into the Indexed Account may occur. The Segment Start Dates as of the issue of the Policy are shown in the Policy Specifications. For Policies that have a Free Look Transfer Date (see the Definitions section of your Policy to find out if it has a Free Look Transfer Date), the first transfer to an Indexed Account will occur on the first Segment Start Date following the Free Look Transfer Date. We reserve the right to change the Segment Start Dates and to limit transfers into the Indexed Account, but transfers may occur not less frequently than once per calendar quarter. If we change the Segment Start Dates, you will be notified in the Annual Report or other written notice.
Payment and Reallocation Instructions – Transfers to the Indexed Accounts will be based on your latest instructions on file with us. This explains the payment and reallocation instructions for transfers to an Indexed Account.
1.	Payment Instructions: These are your instructions to us, in which you designate a portion of each Net Premium or loan repayment (“Designated Amount”) to be transferred to an Indexed Account. The Designated Amount will first be deposited in the Fixed Account. Then, on the next Segment Start Date, the Designated Amount, or if less, the Fixed Account balance will be transferred from the Fixed Account to the Indexed Account. If you have given us no instructions or if your Policy is in a Lockout Period (see Lockout Period), then no allocation to the Indexed Account will occur.
2.	Reallocation Instructions: At the end of the Segment Term, if a Segment has a Segment Value other than Segment Guaranteed Interest and Segment Indexed Interest, the Segment Maturity Value can be reallocated to the Fixed Account or an Indexed Account. If you have given us no instructions for such

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Segment Maturity Value, the value will be reallocated to the same Indexed Account to create a new Segment in the Indexed Account. If Segment Maturity Value is transferred to the Fixed Account, subsequent transfers from the Fixed Account to other Investment Options may be done according to the Transfers provisions of the Policy.
Transfers by Written Request – You may, by Written Request, designate an amount to be transferred from the Fixed Account to an Indexed Account. If you want to transfer money from other Investment Options into the Indexed Accounts, you must first transfer money from those Investment Options to the Fixed Account according to the Transfer provisions in the Policy, and then transfer from the Fixed Account to the Indexed Accounts as described in this paragraph. The amount you designate for transfer, or if less, the Fixed Account balance, will then be transferred to the Indexed Account on the next Segment Start Date.
You may not transfer value out of an Indexed Account to any other Investment Option before the end of the Segment Term.
Cut-Off Date – To be effective on a given Segment Start Date, each of the following must be received at our Administrative Office by 4:00 p.m. Eastern time of the Cut-Off Date, which is two Business Days prior to the Segment Start Date:
•	Any instructions for transfers to the Indexed Accounts
•	Any premium payment or loan repayment intended to result in a transfer to an Indexed Account
Order of Processing Transfers – Any reallocation of Segment Maturity Value from the Indexed Accounts to the Fixed Account will occur before any other transfer.
GROWTH OF SEGMENT VALUE DURING THE SEGMENT TERM
Segment Term and Segment Maturity – The Segment Term is the total length of time that a particular Segment can exist. The Segment Term begins on the Segment Date and ends at Segment Maturity, which is the Segment Start Date corresponding to the end of the Segment Term. On that date, we calculate any Segment Indexed Interest and credit it to the Segment (see Segment Indexed Interest).
Indexed Account Value – Your Policy’s value in an Indexed Account is equal to the sum of the Segment Values for all Segments in the Indexed Account.
Segment Value – The Segment Value on the Segment Date is equal to the amount transferred to the Indexed Account at such time. At any later date, the Segment Value is equal to:
•	The Segment Value as of the prior day
•	Plus the Segment Guaranteed Interest since the prior day
•	Minus any Segment Deductions since the prior day
•	Plus, at Segment Maturity only, any Segment Indexed Interest credited
Segment Guaranteed Interest – We credit interest on a daily basis to each Segment from the Segment Date to Segment Maturity, using a 365-day year, at an annual rate equal to the Segment Guaranteed Interest Rate shown in the Policy Specifications. The amount of such interest is called the Segment Guaranteed Interest.
Segment Deductions – Deductions from your Policy’s Accumulated Value for Monthly Deductions, policy loans, and withdrawals are first taken from the Policy’s Fixed Accumulated Value and Variable Accumulated Value, as described in the Policy. If there is no Fixed Accumulated Value and Variable Accumulated Value, then deductions are taken from the Indexed Fixed Accumulated Value. Among Indexed Accounts, deductions are taken from the Indexed Accounts in order, according to the length of the Segment Term, from shortest to longest. If there is more than one Indexed Account with the same Segment Term, deductions from each such Indexed Account will occur in numeric order according to the number designation at the end of the name of the Indexed Account, provided that deductions from any Indexed Account without such a number designation will occur before deductions from any Indexed Account with a number designation.

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Within each Indexed Account, deductions are made from all Segments, proportionate to Segment Value. For each Segment, the deduction is taken first from the Segment Monthly Balance, then from the Segment Guaranteed Interest.
Lockout Period – This is a 12 month period of time during which no transfers from the Fixed Account to the Indexed Accounts will be allowed. Reallocation of Segment Maturity Value to an Indexed Account is allowed during the Lockout Period. A Lockout Period will begin any time there is a deduction from an Indexed Account as a result of a loan or withdrawal that is not part of a Systematic Distribution Program.
Systematic Distribution Program – is a program of periodic distribution of policy values that we designate as a Systematic Distribution Program. We reserve the right to discontinue such a program at any time. The program includes periodic distribution to you of a portion of the Policy’s Accumulated Value through policy loans and withdrawals while the Insured is alive and the Policy is in force. Contact the Company for details of how this program works.
SEGMENT MATURITY VALUE AND REALLOCATION
Segment Indexed Interest – At Segment Maturity, the Segment Indexed Interest is calculated, as described in the Policy Specifications, and credited to the Segment, resulting in the Segment Maturity Value. At Segment Maturity the maturing Segment ends and the Segment Maturity Value will be reallocated to the Fixed and Indexed Accounts according to your reallocation instructions on file with us, provided that if you have not given us any such instructions, the Segment Maturity Value will be reallocated to a new Segment in the same Indexed Account. However, if the Segment Maturity Value consists only of the Segment Guaranteed Interest and the Segment Indexed Interest, we will transfer such value into the Fixed Account.
Effective Dates – This Rider is effective on the Policy Date unless otherwise stated. It will terminate on the earlier of:
•	Your Written Request
•	The date the Rider or the Policy ceases to be In Force
“Standard & Poor’s®” and “Standard & Poor’s 500” is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Pacific Life Insurance Company. The Product is not sponsored, endorsed, sold or promoted by Standard & Poor’s and Standard & Poor’s makes no representation regarding the advisability of purchasing the Product. (“Product” refers to the product provided by this policy.)
Signed for Pacific Life Insurance Company,

Chairman, President and Chief Executive Officer	Secretary

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INDEX

Subject	Page
Closing Value	2
Cut-Off Date	3
Designated Amount	1
Index	5
Indexed Accounts	1
Indexed Accumulated Value	1
Indexed Fixed Accumulated Value	1
Lockout Period	4
Payment Instructions	2
Reallocation Instructions	2
Rider Charge	1
Segment Creation	2
Segment Date	2
Segment Deductions	3
Segment Guaranteed Interest	3
Segment Indexed Interest	4
Segment Maturity	3
Segment Maturity Value	4
Segment Term	3
Segment Value	3
Systematic Distribution Program	4
Segment Start Dates	2
Transfers by Written Request	3

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POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
(Sections for Other Coverages)

R09IAR	INDEXED FIXED ACCOUNT RIDER

INDEXED ACCOUNT SEGMENT START DATES: THE 15TH OF EACH CALENDAR MONTH (SEE INDEXED ACCOUNT SECTION FOR EXPLANATION)

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POLICY NUMBER: VP999999990
POLICY SPECIFICATIONS
1 YEAR INDEXED ACCOUNT
Segment Term: 1 Year
Segment Guaranteed Interest Rate: 0.00%
Cumulative Segment Guaranteed Interest Rate: 0.00%
Guaranteed Minimum Participation Rate: 100% for the Segment Term
Guaranteed Minimum Growth Cap: 3% for the Segment Term
Monthly Rider Charge Rate: 0.025%
Overview – This describes the elements and method used in calculating Segment Indexed Interest for each Segment of this Indexed Account. Also, see Indexed Accounts.
Index – The Index is the Standard & Poor’s 500® Composite Stock Price Index, excluding dividends. If the Standard & Poor’s 500® Composite Stock Price Index is discontinued, or if we are unable to use it for reasons beyond our control, we will substitute a successor index of our choosing. In such case, we will notify you of the change at your last known address.
Segment Indexed Interest – At Segment Maturity, Segment Indexed Interest will be credited to the Segment and is equal to the Segment Indexed Interest Rate multiplied by the average of all Segment Monthly Balances over the entire Segment Term.
Segment Monthly Balance – The Segment Monthly Balance is, as of the end of any Segment Month, the amount initially transferred to the Segment on the Segment Date minus all Segment Deductions, excluding any interest that may have been credited to the Segment.
Segment Indexed Interest Rate – The Segment Indexed Interest Rate reflects any growth in the Index multiplied by the Participation Rate, subject to the Growth Cap, that exceeds the Cumulative Segment Guaranteed Interest Rate. The Segment Indexed Interest Rate is equal to [the lesser of (a x b) and c] - d, such result being not less than zero, where:
a = Index Growth Rate
b = Participation Rate
c = Growth Cap
d = Cumulative Segment Guaranteed Interest Rate
Index Growth Rate – In calculating the Segment Indexed Interest, the Index Growth Rate for that Segment Term is first calculated, as (b ÷ a) – 1, where:
a = the Closing Value of the Index as of the day before the beginning of the Segment Term; and
b = the Closing Value of the Index as of the day before the end of the Segment Term.
Participation Rate – This is the percentage of the Index Growth Rate that is used in calculating the Segment Indexed Interest Rate. The Guaranteed Minimum Participation Rate is shown above. We may declare a higher Participation Rate, which will be shown in your Annual Report.
Growth Cap – This is the maximum total interest rate for a Segment over the Segment Term, including both the Cumulative Segment Guaranteed Interest Rate and the Segment Indexed Interest Rate. The Guaranteed Minimum Growth Cap is shown above. We may declare a higher Growth Cap, which will be shown in your Annual Report.
Cumulative Segment Guaranteed Interest Rate – The Cumulative Segment Guaranteed Interest Rate is the Segment Guaranteed Interest Rate compounded annually for the number of years of the Segment Term.

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